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                                                                    Exhibit 2(a)

                  RECAPITALIZATION AGREEMENT AND PLAN OF MERGER


      RECAPITALIZATION AGREEMENT AND PLAN OF MERGER dated as of March 4, 1997 by and among Greenwich II LLC, a Delaware limited liability company, ("Parent"), GST Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Telex Communications Group, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Managing Member of Parent and the Boards of Directors of the Purchaser and the Company each have determined that it is fair to, and in the best interests of, their respective members and stockholders for Parent to acquire the Company pursuant to a merger (the "Merger") in which the Purchaser shall be merged with and into the Company pursuant to this Agreement; and

      WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial and accounting purposes;

      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:


                                  1. THE MERGER

      1.1 Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL") the Purchaser shall be merged with and into the Company. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware. The separate existence of the Purchaser shall cease. The name of the Surviving Corporation shall be "Telex Communications Group, Inc."

      1.2 Effect of Merger. The Certificate of Incorporation and the Bylaws of the Company in effect upon consummation of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the Certificate of Incorporation and Bylaws of the Company shall be amended by virtue of the Merger to read in their entirety as set forth in Exhibits A and B, respectively. The directors of the Purchaser immediately prior to the Effective Time (as defined in Section 1.7) shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. The Merger shall have the effects set forth in Section 259 of the DGCL.
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      1.3 Conversion of Shares.

              (a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof: (a) each share of the common stock of the Company, par value $.01 per share (the "Shares") issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares (as defined below), Shares to be cancelled pursuant to clause
(b) below and any Dissenting Shares (as defined in Section 1.8)) shall be converted into the right to receive in cash an amount per Share equal to the Merger Consideration (as defined below), subject to any required withholding of taxes and without interest; (b) each Share owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent, or held in the treasury of the Company, immediately prior to the Effective Time, shall be cancelled and extinguished, and no payment will be made with respect to those Shares; (c) each share of preferred stock of the Company shall not be cancelled and shall remain outstanding as a share of preferred stock of the Surviving Corporation; (d) all shares of common stock, without par value, of the Purchaser then issued and outstanding shall be converted into a number of shares of common stock of the Surviving Corporation equal to (x) the aggregate amount contributed by the GSCP Group (as defined in Section 2.1(d)) to Parent and the Purchaser at or prior to the Effective Time to enable them to consummate the Merger and the transactions contemplated by this Agreement divided by (y) the Merger Consideration; and (e) each Rollover Share shall be retained and shall remain outstanding as a Share. "Merger Consideration" means (I) (a) $274,998,417, plus (b) the amount, if any, by which Closing Cash (as defined below) exceeds $35,000,000, minus (c) 50% of the amount by which the tender offer premium for the 12% Senior Notes Due 2004 (the "Senior Notes") of Telex Communications, Inc. ("TCI") exceeds $17,000,000, minus (d) the amount, if any, by which Closing Cash is less than $35,000,000, divided by (II) the total number of Shares outstanding on a fully diluted basis as of immediately prior to the Effective Time, assuming the exercise of all outstanding Options and Warrants. "Rollover Shares" means the Shares identified on, and registered in the names of the employees identified on, Exhibit C hereto. "Closing Cash" means the amount of cash and cash equivalents of the Company and its subsidiaries immediately prior to the Effective Time determined in accordance with Section 1.3(b).

              (b) Determination of Closing Cash. At least three business days prior to the anticipated date of the Effective Time, the Company shall deliver to the Purchaser a statement setting forth the Company's good faith calculation of the Closing Cash as of immediately prior to the Effective Time, together with reasonable supporting documentation with respect to such calculation; it being understood and agreed that Closing Cash shall be calculated on the same basis on which the Company has historically calculated its cash and cash equivalents for purposes of its financial statements. If Parent is not satisfied that the calculation of Closing Cash is consistent with the Company's reporting of cash and cash equivalents in its financial statements consistent with past practice, the Company and the Purchaser shall promptly agree on a revised calculation of the Closing Cash as of immediately prior to the Effective Time, whereupon such revised calculation shall constitute the amount of the Closing Cash for all purposes of this Agreement.

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      1.4 Stock Options. Immediately prior to the Effective Time, each outstanding stock option (the "Options") granted to employees and directors of the Company, whether or not then exercisable, other than the Rollover Options (as defined below), shall be cancelled by the Company and each holder of such a cancelled Option shall be entitled to receive from the Purchaser, in connection with the Merger and the cancellation and settlement of the Option, an amount equal to the product of (i) the number of Shares previously subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to the Option (the "Option Consideration"). As of the Effective Time, each holder of an Option, other than a Rollover Option, will be entitled to receive only an amount equal to the Option Consideration. All amounts payable under this Section 1.4 shall be subject to any required withholding of taxes and shall be paid without interest. "Rollover Options" means the Options identified on, and held by the employees identified on, Exhibit C hereto.

      1.5 Warrants. At the Effective Time, in accordance with the terms of the Warrant Agreement dated as of May 25, 1989 (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, N.A., as Warrant Agent (the "Warrant Agent"), and the Warrant Certificates issued thereunder, the outstanding warrants of the Company (the "Warrants") (other than Warrants owned by Parent, the Purchaser or any other direct or indirect subsidiary of the Parent, which Warrants shall be cancelled and extinguished at the Effective Time, with no payment being made with respect to such Warrants) shall be converted into the right to receive, upon exercise of the Warrants, in cash an amount per Warrant equal to the product of (i) the number of Shares issuable upon exercise of such Warrant and (ii) the excess, if any, of the Merger Consideration over the per Share exercise price of such Warrant (the "Warrant Consideration"), without interest. Parent shall, or shall cause its subsidiaries to, take any and all actions as may be necessary to cancel and extinguish any Warrants owned by any of them immediately prior to the Effective Time. As of the Effective Time, each holder of Warrants will be entitled to receive only an amount equal to the Warrant Consideration pursuant to the terms hereof. All amounts payable under this Section 1.5 shall be subject to any required withholding of taxes and shall be paid without interest.

      1.6 Stockholders' Meeting; Tender Offer for Senior Notes.

              (a) Stockholders' Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the approval of the stockholders of the Company. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby in a Proxy Statement (the "Proxy Statement") prepared by the Company, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger in accordance with Section 3.1(b).

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              (b) Tender Offer for Senior Notes. The Company will, as soon as practicable following the date of this Agreement, offer to purchase all of the Senior Notes and solicit consents to the amendment of the terms of the Indenture governing the Senior Notes in a manner mutually agreed to by Parent and the Company.

      1.7 Consummation of the Merger. Upon the terms and subject to the conditions of this Agreement and after the vote of the stockholders of the Company in favor of adoption of the Merger and this Agreement has been obtained, the Company shall execute in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware, a duly executed certificate of merger as required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 1.7, a closing will be held at the offices of O'Melveny & Myers LLP, Citicorp Center, 153 East 53rd Street, 54th Floor, New York, New York, on April 29, 1997 (or such other time as the Purchaser and the Company may agree, immediately after the conditions set forth in Article IV have been satisfied or waived) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time". It is the intent of the parties that the Effective Time occur as soon as is practicable with the proceeds of the Financing; provided that notwithstanding the foregoing the Purchaser shall have the right to utilize sources of funding other than the Financing (such as by the issuance of senior subordinated notes) so long as the use of such sources does not delay the Effective Time beyond April 29, 1997.

      1.8 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the consideration set forth in Section 1.3(a), but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of capital stock of the Company who demands appraisal of those shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the consideration as provided in Section 1.3(a), without interest, upon the surrender of the certificate or certificates representing those shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of capital stock of the Company, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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      1.9 Payment for Shares, Warrants and Options.

              (a) Shares. Prior to the Effective Time, the Purchaser shall designate a commercial bank or trust company organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $100,000,000 to act as Paying Agent with respect to the Merger (the "Paying Agent"). Each holder (other than Parent, the Purchaser or any subsidiary of Parent) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Shares (other than Rollover Shares and Dissenting Shares) will be entitled to receive, upon surrender to the Paying Agent of the Certificates for cancellation, cash in an amount equal to the product of the number of Shares previously represented by the Certificates multiplied by the Merger Consideration, subject to any required withholding of taxes. At or prior to the Effective Time, the Purchaser shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. No interest shall accrue or be paid on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. Following the Effective Time, until surrendered to the Paying Agent in accordance with the provisions of this Section 1.9(a), each Certificate (other than Certificates representing Dissenting Shares, Rollover Shares and Shares owned by Parent or any subsidiary of Parent) shall represent for all purposes only the right to receive upon surrender the Merger Consideration multiplied by the number of Shares evidenced by the Certificate, without any interest, subject to any required withholding taxes. Any funds delivered or made available to the Paying Agent pursuant to this Section 1.9(a) and not exchanged for Certificates within six months after the Effective Time will be returned by the Paying Agent to the Surviving Corporation, which thereafter will act as Paying Agent, subject to the rights of holders of unsurrendered Certificates under this Section 1.9(a), and any former stockholders of the Company who have not previously exchanged their Certificates will thereafter be entitled to look only to the Surviving Corporation for payment of their claim for the consideration set forth in Section 1.3(a), without any interest, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable laws, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto. As soon as practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of Certificates a form of letter of transmittal (which will

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specify that delivery will be effected, and risk of loss and title to the
Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment.

              (b) Warrants. Other than the Warrants to be cancelled pursuant to
Section 1.5 hereof, each holder of a Warrant Certificate which, immediately prior to the Effective Time, was exercisable for Shares will be entitled to receive, upon surrender to the Warrant Agent of the Warrant Certificates for cancellation, cash in an amount equal to the product of the number of Warrants previously represented by the Warrant Certificates multiplied by the Warrant Consideration in respect of such Warrants, subject to any required withholding of taxes. At or prior to the Effective Time, the Purchaser shall make available to the Warrant Agent sufficient funds to make all payments pursuant to the preceding sentence. No interest shall accrue or be paid on the cash payable upon the surrender of the Warrant Certificates. Such cancellation and payment shall be conducted in accordance with the terms and conditions of the Warrant Agreement.

              (c) Options. Each holder of an Option which, immediately prior to the Effective Time, was exercisable for Shares (other than Rollover Options) will be entitled to receive cash in an amount equal to the product of the number of Options held by such holder multiplied by the Option Consideration in respect of such Options, subject to any required withholding taxes and without interest. At or prior to the Effective Time, the Purchaser shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. At or prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be necessary to cause each Option outstanding immediately prior to the Merger to vest as a consequence of the Merger.

      1.10 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares converted into the right to receive the Merger Consideration pursuant to the terms hereof, Dissenting Shares or Shares to be cancelled pursuant to Section 1.3(a) hereof shall thereafter be made. If, after the Effective Time, Certificates for such Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash or merely cancelled, as the case may be, pursuant to and in accordance with Sections 1.3(a), 1.8 and 1.9 hereof, subject to applicable law in the case of Dissenting Shares.


                        2. REPRESENTATIONS AND WARRANTIES

      2.1 Representations and Warranties of Parent and the Purchaser. Parent and the Purchaser represent and warrant to the Company that:

              (a) Corporate Organization. Parent is a limited liability company duly organized and in good standing under the laws of the State of Delaware and has the power and authority to carry its business as presently conducted. The Purchaser is a corporation

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duly organized, validly existing and in good standing under the laws of the
State of Delaware and has all requisite corporate power to carry on its business as it is now being conducted. Parent owns all of the issued and outstanding capital stock of the Purchaser. Each of Parent and the Purchaser is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the business, operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole. True, accurate and complete copies of each Parent's and the Purchaser's Certificates of Incorporation and By-laws (and the equivalent documents for Parent), in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

              (b) Authority. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of each of Parent and the Purchaser. This Agreement has been duly executed and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or by general principles of equity.

              (c) Consents; No Violation. Neither the execution and delivery of this Agreement by Parent and the Purchaser nor the consummation of the transactions contemplated by this Agreement will (i) conflict with, or result in any breach or violation of, any provision of the Purchaser's Certificates of Incorporation or By-laws and the equivalent documents for Parent; (ii) constitute, with or without notice, the passage of time or both, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any law, order, judgment, writ, injunction, decree, statute, rule or regulation, governmental permit or license (collectively "Laws"), or any mortgage, indenture, lease, license, agreement or other instrument of Parent, the Purchaser or any of their respective subsidiaries, or to which Parent, the Purchaser or any of their respective subsidiaries or any of their respective properties is subject, except for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment or acceleration which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby; or (iii) require any consent, approval or authorization of, notification to, or filing with, any court, governmental agency or regulatory or administrative authority, foreign or domestic (each, a "Governmental Entity"), on the part of Parent or the Purchaser, other than (v) the filing of a certificate of merger with respect to the Merger in accordance with the DGCL, (w) any applicable filings under federal or state securities, "Blue Sky" or state anti-takeover laws, (x) any applicable filings and approvals required under the

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laws of foreign jurisdictions, (y) filings required pursuant to the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (z) consents, approvals, authorizations, notifications or filings the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

              (d) Financing. Prior to the date hereof, the Purchaser has delivered to the Company a written commitment from Greenwich Street Capital Partners, L.P. Greenwich Street Capital Offshore Fund, LTD, TRV Employees Fund, L.P., The Travelers Insurance Company, and The Travelers Life and Annuity Company (collectively, "GSCP Group") which contains the terms and conditions upon which each member of GSCP Group has severally agreed to provide equity capital funds to the Purchaser to enable it to fund a portion of the Merger Consideration and to perform its other obligations set forth in this Agreement. The aggregate amount of such commitments is $103,139,783. Prior to the date hereof, the Purchaser has delivered to the Company written commitments (the "Bank Commitments") from one or more banks or other financial institutions which contain the general terms and conditions upon which such banks or financial institutions have agreed to make loans to the Purchaser, the proceeds of which loans, together with the Purchaser's net equity capital funds immediately prior to the Effective Time, will be sufficient to enable the Purchaser to consummate the transactions contemplated in this Agreement (the funds to be loaned to the Purchaser are hereinafter referred to as the "Financing").

      2.2 Representations and Warranties of the Company. The Company represents and warrants to Parent and the Purchaser that:

              (a) Corporate Organization. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. The Company has delivered to Parent copies of the Certificates of Incorporation and By-laws, as amended to this date, of the Company and each of its subsidiaries, which Certificates and By-laws are in full force and effect.

              (b) Capitalization. The authorized capital stock of the Company consists of 2,000,000 Shares, 100,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Shares") and 200,000 shares of Series B Preferred Stock (the "Series B Shares"). As of the date hereof, (i) 268,869 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights except as described on the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the "Disclosure Schedule"); (ii) 107,177 Warrants are issued and outstanding, all of which are validly issued and are currently exercisable for 107,177 Shares in the aggregate; and (iii) there are outstanding Options to purchase an aggregate of 55,995 Shares. There are no stock appreciation rights outstanding. All of the issued and outstanding Series A Shares and Series B Shares are held by Telex Investments,

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Inc. ("Investments"), a wholly-owned subsidiary of the Company. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable. The Disclosure Schedule sets forth a list, complete and correct as of the date hereof, of the holders of all Options and Warrants, the number of shares of Company Common Stock issuable upon the exercise of each such Option and Warrant and the exercise prices thereof. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 2.2(b), no shares of capital stock or other voting securities are issued, reserved for issuance or outstanding, nor are there any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue, deliver, sell or purchase, or cause to be issued, delivered, sold or purchased, any securities of the Company or any of its subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

              (c) Subsidiaries. The Disclosure Schedule sets forth a list, true and complete as of the date hereof, of all of the subsidiaries of the Company. All of the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

              (d) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only, to the extent required, to approval by the stockholders of the Company as provided in Section 1.6. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or by general principles of equity.

              (e) Consents; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries; (ii) constitute, with or without notice, the passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration,

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under any Laws or any mortgage, indenture, lease, license, agreement or other instrument of the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries or any of their respective properties is subject, except for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment or acceleration which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby; or (iii) require any consent, approval or authorization of, notification to, or filing with, any Governmental Entity, on the part of the Company or any of its subsidiaries, other than (u) required consents from the holders of the Senior Notes, (v) the filing of a certificate of merger with respect to the Merger in accordance with the DGCL, (w) filings required under the HSR Act, (x) any applicable filings and approvals required under the laws of foreign jurisdictions, (y) any applicable filings under federal and state securities laws or state anti-takeover laws, and
(z) consents, approvals, authorizations, notifications or filings the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or materially adversely effect the ability of the Company to consummate the transactions contemplated hereby.

              (f) SEC Reports; Company Assets and Liabilities. TCI has filed all forms, reports, statements and schedules with the Securities and Exchange Commission (the "Commission") required to be filed pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), or other federal securities laws, and the rules and regulations promulgated thereunder, since January 1, 1995 (the "SEC Reports"). The SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and such other federal securities laws, and the rules and regulations promulgated thereunder, and did not (as of their respective filing dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of TCI included (or incorporated by reference) in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the financial statements, including the related notes, and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles) and fairly present the financial position of TCI and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end adjustments and any other adjustments described therein. The Company's sole assets consist of the capital stock of TCI and Investments, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet included in the SEC Reports, neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than those reflected in the SEC Reports and those incurred in connection with the transactions contemplated hereby.

              (g) No Material Adverse Change. Except as and to the extent disclosed in the SEC Reports or as set forth on the Disclosure Schedule, since March 31, 1996, there has not been (i) any material adverse change in the business, operations or condition (financial or other) of the Company and its subsidiaries taken as a whole, (ii) any granting by the Company (x) to any executive officer or other key employee of the Company of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date of the most recent SEC Reports and set forth in the Disclosure Schedule or (y) to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports and set forth in the Disclosure Schedule (other than the severance arrangements referred to in Section 3.6(e)), or (iii) except as may have been required by a change in generally accepted accounting principles or as disclosed in the SEC Reports, any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business.

              (h) Litigation. Except as disclosed in the SEC Reports or on the Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, any effect referred to in clause
(i), (ii) or (iii) above.

              (i) Fees. Except as set forth on the Disclosure Schedule, neither the Company nor any of its subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary or other similar Person in connection with the transactions contemplated hereby or in connection with any other offer to acquire the Company's shares or assets.

              (j) Certificate and By-laws. Neither the Certificate of Incorporation nor the By-laws of the Company contains any provision that would require a vote of the Company's stockholders in excess of a majority of the outstanding shares of Company Common Stock in order to approve the Merger in accordance with the terms of this Agreement.

              (k) State Takeover Statutes. To the best of the Company's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement, and no provision of the Certificate of Incorporation, By-laws or other governing instruments of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the capital stock of Company and its subsidiaries that may be acquired or controlled by Parent. There are fewer than 2,000 record holders of Shares, and therefore the provisions of Section 203 of the DGCL are not applicable to the Merger.

              (l) Employee Benefit Plans; Employee Agreements.

                       (i) The Disclosure Schedule sets forth a true and complete list of each employee benefit plan within the meaning set forth in Section 3(3) of ERISA and each bonus, incentive, deferred compensation, severance, termination, retention, change of control, stock option or other equity-based performance or other compensation plan, program, arrangement, policy or understanding, whether written or unwritten, that is or has been maintained or established by the Company or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code (each a "Commonly Controlled Entity"), or to which the Company or any Commonly Controlled Entity contributes or is or has been obligated or required to contribute or with regard to which the Company or any of its Commonly Controlled Entities may have any liability at the Closing Date (collectively, the "Plans"). Each employment agreement to which the Company or any of its subsidiaries is a party, and each employee benefit plan adopted by the Company or any of its subsidiaries, which in either case becomes effective or grants rights to any person upon a "change of control" of the Company is set forth in the Disclosure Schedule. True and complete copies of each such Plan and the most recent annual report on Form 5500 for each such Plan have been delivered to the Purchaser.

                       (ii) Each Plan intended to be qualified under Section 401(a) of the Code and the trust forming a part thereof has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code and nothing has occurred since the date of such determination that could adversely affect such qualification or tax-exempt status.

                       (iii) Except as set forth in the Disclosure Schedule, no material liability has been or is expected to be incurred by the Company or any Commonly Controlled Entity (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Purchaser, the Surviving Corporation or any Commonly Controlled Entity or any employee benefit plan of the Surviving Corporation or any Commonly Controlled Entity.

              (m) Compliance with Applicable Laws. Except as disclosed in the SEC Reports or the Disclosure Schedule, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

              (n) Contracts; Debt Instruments. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time, the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

              (o) Taxes and Tax Returns. Except as set forth in the SEC Reports or on the Disclosure Schedule, (a) all material tax returns, declarations, reports, estimates, information returns and statements required to be filed with respect to Taxes (as defined herein) under federal, state, local or foreign laws ("Returns") by the Company or any subsidiary of the Company have been timely filed (taking into account any extensions of time for filing such Returns), (b) at the time filed, such Returns were (and, as to Returns not filed as of the date hereof, will be) true, correct and complete in all material respects and each of the Company and each subsidiary of the Company has timely paid all Taxes shown to be due and payable on such Returns, (c) there are no material liens for Taxes upon the assets of the Company or any subsidiary of the Company which are not provided for in the financial statements included in the SEC Reports, except liens for Taxes not yet due, (d) there are no material outstanding deficiencies for any Taxes proposed, asserted or assessed against the Company or any subsidiary of the Company which are not provided for in the financial statements included in the SEC Reports, (e) except as set forth on the Disclosure Schedule, there are no material federal, state, local or foreign audits or other administrative proceedings presently pending with regard to any Taxes or Returns, and (f) the Company has filed a consolidated Return for federal income tax purposes on behalf of itself and all of its domestic subsidiaries as the common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which such subsidiaries are "includible corporations" in such affiliated group within the meaning of Section 1504(c)(2) of the Code. For purposes of this Agreement, "Taxes" means all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing authority (domestic or foreign) upon the Company or any subsidiary of the Company, including, without limitation, all amounts imposed as a result of being a member of any affiliated or combined group.

              (p) Labor Matters. Neither the Company nor any of its subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that would reasonably expected to have a Material Adverse Effect on the Company. No strike or other labor dispute involving the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which would not reasonably be expected to have a Material Adverse Effect on the Company.

              (q) Fairness Opinion. The Board of Directors of the Company has received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation that the Merger Consideration to be received by non-management holders of Shares is fair from a financial point of view to such holders of Shares.


                                  3. COVENANTS

      3.1 Acquisition Transactions.

              (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall not, shall not permit any of its subsidiaries to, and shall not authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of 20% or more of the capital stock of the Company, or 20% or more of the Senior Notes, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"), (ii) enter into any agreement with respect to any Acquisition Transaction or give any approval of the type referred to in Section 3.1(b) with respect to any Acquisition Transaction or (iii) participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Transaction; provided, however, that, in response to any unsolicited proposal for an Acquisition Transaction, the Company and its subsidiaries may (at any time prior to adoption of this Agreement by the stockholders of the Company ("Company Stockholder Approval")) furnish information concerning its business, properties or assets to the corporation, partnership, person or other entity or group (a "Potential Acquiror") making such proposal for an Acquisition Transaction and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors is advised by one or more of its independent financial advisors that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Transaction, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted a proposal for an Acquisition Transaction that involves consideration to the Company's stockholders and other terms that taken as a whole are superior to the Merger, and (z) based upon advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary to so furnish information and negotiate in order to comply with its fiduciary duty to stockholders of the Company. In the event the Company shall determine to provide any information as described above, or shall receive any offer of the type referred to in this Section 3.1, it shall promptly inform Parent orally or in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the proponent of such offer and a description of the material terms thereof. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments of any such proposed Acquisition Transaction); provided that the Company shall not be required to disclose to Parent information regarding a Potential Acquiror's business or affairs which such Potential Acquiror has requested the Company keep confidential.

              (b) Neither the Board of Directors of the Company nor any committee thereof (x) shall withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval of recommendation of such Board of Directors or such committee of this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any proposal for an Acquisition Transaction except, in each case, in connection with a Superior Proposal (as defined in Section 5.5).

      3.2 Interim Operations. During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, or as otherwise approved in writing by the Purchaser:

              (a) Conduct of Business. The Company shall, and shall cause each of its subsidiaries to, conduct business only in, and not to take any action except in, the ordinary course of business and in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws.

              (b) Charters and By-laws. The Company shall not make or propose any change or amendment in its charter or by-laws.

              (c) Capital Stock. The Company shall not issue, pledge or sell any shares of capital stock of the Company or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock of the Company (other than pursuant to this Agreement or the exercise of the Warrants or Options outstanding on the date hereof), or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its capital stock.

              (d) Dividends. The Company shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of its capital stock.

              (e) Relationships. The Company shall use its reasonable best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it and its subsidiaries.

              (f) Indebtedness. The Company shall not incur any indebtedness for borrowed money.

              (g) Capital Expenditures. The Company shall not make or agree to make any new capital expenditure with respect to any single project in excess of $250,000.

              (h) Taxes. The Company shall not make any tax election that would reasonably be expected to have a Material Adverse Effect on the Company or settle or compromise any material income tax liability.

              (i) Accounting Changes. The Company shall not make any material changes to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles.

              (j) Employee Related Matters. The Company shall not, unless otherwise required by law, increase any employee benefits provided to, or, except in the ordinary course of business consistent with past practices, increase the compensation payable to, any employee or former employee of the Company or any subsidiary of the Company other than as provided in Section 3.6(e).

              (k) No Authorization. The Company shall not authorize, or commit or agree to take, any of the foregoing actions.

              (l) Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent or the Purchaser, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

              (m) Cash Management. The Company and its subsidiaries will conduct their cash management policies in the ordinary course of business consistent with past practice.

      3.3 Access and Information. Throughout the period prior to the Effective Time, the Company shall afford to the Purchaser and its representatives such access, during normal business hours, to the Company's and its subsidiaries' books, records (including, without limitation, tax returns and work papers of the Company's independent auditors), plant and personnel, and to such other information, as Parent shall reasonably request. Parent and the Purchaser will treat, and will cause their respective accountants, counsel and other representatives to treat, as strictly confidential all non-public documents and non-public information concerning the Company furnished to Parent or the Purchaser in connection with the transactions contemplated by this Agreement, subject to the requirements of law and the provisions of this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) in the public domain through no fault of Parent or the Purchaser or
(ii) later lawfully acquired by Parent or the Purchaser from other sources. If requested by the Company, Parent and the Purchaser will return to the Company all copies of written information furnished by the Company to Parent or the Purchaser or its agents, representatives or advisors.

      3.4 Certain Filings, Consents and Arrangements. Parent, the Purchaser and the Company shall (a) use their best efforts to make promptly any required submissions under the HSR Act with respect to the Merger and the transactions contemplated by this Agreement and (b) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign Law or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the Company's business in connection with the consummation of the Merger and
(ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers. The Company shall also use its reasonable best efforts to assist Parent in obtaining the Financing required to consummate the transactions contemplated by this Agreement.

      3.5 State Takeover Statutes. The Company shall use its best efforts to ensure that no state takeover statute or similar law becomes applicable to the Merger or the other transactions contemplated hereby.

      3.6 Employee Benefits.

              (a) Employment Agreements. From and after the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their respective terms in effect on this date, the employment agreements to which the Company or any of its subsidiaries is a party which are listed on the Disclosure Schedules.

              (b) Employee Benefit Plans. Each of Parent and the Purchaser acknowledges that the consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for the purposes of all agreements, contracts, plans, programs, policies or arrangements of the

Company referred to in Section 3.6(e). Until March 31, 1999, Parent agrees that it shall cause the Surviving Corporation to maintain employee benefit plans (other than stock based plans or stock based provisions in plans) (collectively referred to herein as "Benefit Plans") for the benefit of employees of the Surviving Corporation (other than those employees who are employed pursuant to a collective bargaining agreement or who are members of a collective bargaining unit or labor union) which are substantially comparable in the aggregate to the employee benefit plans of the Company in effect on the date hereof (other than stock based plans or stock based provisions in the plans); provided, however, that during such period any Benefit Plan (i) may be amended to the extent required by applicable law, (ii) may be amended with the unanimous approval of the Board of Directors of the Company, and (iii) shall not be required to be continued if by its terms it expires before the end of such period.

              (c) Headquarters. Parent shall cause the Surviving Corporation to maintain the Company's headquarters in Minneapolis, Minnesota for a period of at least two years following the Effective Time.

              (d) Officers' and Directors' Indemnification Insurance.

                       (i) After the Effective Time, Parent shall, and shall cause the Company (or the Surviving Corporation after the Effective Time) to, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to or at the Effective Time (including, without limitation, acts or omissions in connection with such persons' serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries) or arising out of or pertaining to the transactions contemplated by this Agreement, regardless of whether any such claim, action, suit, proceeding or investigation is asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (x) Parent shall pay the reasonable fees and expenses of one counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received, (y) Parent will cooperate in the defense of any such matter, and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware or other applicable law or Parent's Certificate of Incorporation or By-laws shall be made by independent counsel acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any claim, action suit, proceeding or investigation, then from and after the Effective Time Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Parent and the Surviving Corporation agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or By-laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Company's subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

                       (ii) In the event the Surviving Corporation or Parent or any of their successors or assigns (x) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 3.6(d).

                       (iii) Parent shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring on or prior to the Effective Time; provided, however, that the Parent shall not be required to cause such insurance to be maintained if the annual premium therefor would be in excess of 250% of the last annual premium paid prior to the date of this Agreement; provided, further, that if the same coverage cannot be obtained without paying an annual premium in excess of such limit, Parent shall cause to be maintained as much coverage as can be obtained by paying an annual premium equal to such limit.

              (e) Severance Arrangements. Prior to the Effective Time, the Company will enter into severance arrangements with the executive officers of the Company listed on the Disclosure Schedules consistent with the resolution of the Board of Directors of the Company dated April 11, 1996 and consistent with the terms set forth in Exhibit E. Parent and the Purchaser agree that such arrangements will survive the Merger and become obligations of the Surviving Corporation.

      3.7 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts (i) to obtain all necessary waivers, consents and approvals, (ii) to obtain the Financing contemplated by this Agreement and (iii) to effect all necessary registrations and filings, subject, however, to any appropriate approval of the Merger by the stockholders of the Company. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Purchaser and the Company shall take the necessary action.

      3.8 Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

      3.9 Proxy Statement; Senior Note Tender Documents. The Company agrees that none of the information included or incorporated by reference in the Proxy Statement or in the documents pursuant to which TCI tenders for the Senior Notes, or otherwise supplied by the Company to its stockholders or by TCI to the holders of the Senior Notes, including any amendments to any of the foregoing, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing shall not apply to information supplied by or on behalf of Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document.

      3.10 Stockholder Litigation. The Company shall give the Purchaser the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that the Purchaser shall have the right to prevent the Company from entering into any such settlement without the Purchaser's consent if (x) the Purchaser agrees to indemnify each director of the Company for the amount of his or her individual liability (whether as a director or in any other capacity), if any, arising from the underlying claim, net of any insurance proceeds received by such director, that is in excess of the amount that such director would have been liable for under such settlement (whether as a director or in another capacity) and (y) the Purchaser provides each member of the Board of Directors with such assurances and/or security with respect to such indemnity as is acceptable to each such director in his or her reasonable discretion.

      3.11 Certain Agreements. The Company shall use commercially reasonable efforts, beginning concurrently with the mailing of the Proxy Statement, to obtain agreement from holders of at least 90,000 Shares and/or Warrants (other than Shares held by officers and directors of the Company) pursuant to which such holders shall agree to, in the case of Shares, vote their Shares in favor of the adoption of this Agreement and the transactions contemplated hereby or, in the case of holders of the Warrants, to tender their Warrants to

Parent or its designee immediately prior to the Effective Time at a cash price per Warrant equal to the Warrant Consideration.

      3.12 Preferred Stock. The Company shall take such actions with respect to the Series A Shares and the Series B Shares as the Purchaser may reasonably request; provided that such actions do not have adverse tax consequences to the Company or Investments.


                                  4. CONDITIONS

      4.1 Conditions to the Obligations of Parent, the Purchaser and the Company. The obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

              (a) The stockholders of the Company shall have duly adopted this Agreement.

              (b) The consummation of the Merger shall not be precluded by any order, decree or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes consummation of the Merger illegal.

              (c) Any applicable waiting period under the HSR Act shall have expired or been terminated.

              (d) The Board of Directors of the Company shall have received a written opinion from Donaldson Lufkin & Jenrette Securities Corporation that the Merger Consideration to be received by non-management holders of Shares is fair from a financial point of view to such holders of Shares as of the date of the stockholders meeting approving the Merger.

      4.2 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and the Purchaser to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of the following conditions:

              (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date, the Effective Time, and Parent and the Purchaser shall have received a certificate of an executive officer of the Company to such effect.

              (b) There shall be no impediment to the employment agreements of John L. Hale, John A. Palleschi or John T. Hislop executed on the date hereof shall have becoming effective immediately after the Effective Time.

              (c) Parent shall have entered into a Stockholders Agreement with each of the employees of the Company identified on Exhibit D hereto, effective as of the Effective Time, substantially in the form of Exhibit D hereto.

              (d) Closing Cash of the Company and its subsidiaries, as determined in accordance with Section 1.3(b), shall be at least $25 million.

              (e) The Company shall not have received notice from the holder or holders of more than 5% of the outstanding Shares, determined on a fully diluted basis, that such holder or holders have exercised or intend to exercise its or their appraisal rights under Section 262 of the DGCL.

              (f) At least 90% of the aggregate principal amount of the Senior Notes shall have been tendered to Telex (and not withdrawn) as of immediately prior to the Effective Time, and requisite consents shall have been obtained from the holders of the Senior Notes agreeing to the execution and delivery of a supplemental indenture amending the terms and provisions of the Indenture governing the Senior Notes in a manner mutually agreed to by the Purchaser and the Company.

              (g) The Purchaser shall have obtained funds which, together with the equity commitments of the GSCP Group, are sufficient to enable it to consummate the transactions contemplated by this Agreement on such terms as are consistent with the Bank Commitments and satisfactory to the Purchaser in its reasonable judgment.

      4.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of the following conditions:

              (a) Parent and the Purchaser shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date, the Effective Time, and the Company shall have received a certificate of an executive officer of Parent to such effect.

                                5. MISCELLANEOUS

      5.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

              (a) by the mutual written consent of Parent, the Purchaser and the Company;

              (b) by either the Purchaser or the Company if, upon a vote at a duly held Company Stockholders Meeting or any adjournment thereof at which the Company Stockholder Approval shall have been voted upon, the Company Stockholder Approval shall not have been obtained;

              (c) by either the Purchaser or the Company, so long as such party has not breached its obligations hereunder (except for such breaches as are clearly immaterial), if the Merger shall not have been consummated on or before June 30, 1997;

              (d) unilaterally by the Purchaser or the Company (i) if the other fails to perform any material covenant in any material respect in this Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to June 30, 1997;

              (e) by either the Purchaser or the Company if either is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction or other Governmental Entity from consummating the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted;

              (f) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Merger or this Agreement; provided, however, that a termination pursuant to this Section shall not become effective if, as a result of the Company's receipt of a proposal for an Acquisition Transaction from a third party, the Company, in accordance with Section 3.1(b), withdraws or modifies, or resolves to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Merger or this Agreement and if within ten business days of taking and disclosing to its stockholders the aforementioned position the Company publicly reconfirms its recommendation of the transactions contemplated hereby;

              (g) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal (as defined in Section 5.5), (ii) the Company shall have given notice to the Purchaser advising the Purchaser that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and that the Company intends to terminate this Agreement in accordance with this Section 5.1(g), (iii) either
(A) the Purchaser shall not have revised its proposal for an Acquisition Transaction within two business days from the time on which such notice is deemed to have been given to Parent, or (B) if the Purchaser within such period shall have revised its proposal for an Acquisition Transaction, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's proposal for an Acquisition Transaction is superior to Parent's revised proposal for an Acquisition Transaction, and (iv) the Company, at the time of such termination, pays the Expenses and the Termination Fee in accordance with Section 5.12; or

In the event of a termination of this Agreement and an abandonment of the Merger, no party hereto (or any of its directors, officers, representatives or agents) shall have any further liability or further obligation to any other party to this Agreement, except with respect to the provisions of this Article 5 and the other provisions that survive the Merger pursuant to Section 5.2 and except that nothing herein will relieve any party from liability for any breach of its representations, warranties, covenants and agreements set forth in this Agreement.

      5.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 5.1, as the case may be, except that the representations, warranties and agreements set forth in Sections 3.3, 3.6(a), 3.6(d), 5.12 and the last sentence of Section
3.7 shall survive indefinitely (whether or not the Effective Time occurs), those set forth in Sections 3.6(b), (c) and (e) shall survive for the period of time therein specified.

      5.3 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

      5.4 Entire Agreement. This Agreement, the Stockholder Agreement, the Lockup Agreement dated as of the date hereof among Parent and certain stockholders of the Company and the Confidentiality Agreement dated as of November 8, 1996 between Parent and the Company contain the entire agreement among Parent, the Purchaser and the

Company with respect to the Merger and the other transactions contemplated hereby and thereby, and such agreement supersede all prior agreements among the parties with respect to these matters.

      5.5 Definitions.

              (a) As used herein, the term "Superior Proposal" means a bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (based on advise of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

              (b) As used herein, the term "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      5.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

      5.7 Headings. The descriptive headings contained in this Agreement are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      5.8 Notices. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and will use its best efforts to prevent or promptly remedy the same. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, telex or other standard form of telecommunications, by courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

              If to the Company:

                       9600 Aldrich Avenue South
                       Minneapolis, Minnesota  55420
                       Fax:   (612) 887-5588
                       Attn:  John A. Palleschi, Esq.

              With a copy to:

                       O'Melveny & Myers LLP
                       555 13th Street, N.W., Suite 500 West
                       Washington, D.C.  20004-1109
                       Fax:   (202) 383-5414
                       Attn:  David G. Pommerening, Esq.

              If to Parent or the Purchaser:

                       c/o Greenwich Street Capital Partners, Inc.
                       388 Greenwich Street
                       New York, New York  10033
                       Fax:   (212) 816-0166
                       Attn:  Nicholas E. Somers

              With a copy to:

                       Debevoise & Plimpton
                       875 Third Avenue
                       New York, New York  10022
                       Fax:   (212) 909-6836
                       Attn:  Andrew L. Sommer

or to such other address or facsimile number as any party may have furnished to the other parties in writing in accordance with this Section 5.8.

      5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

      5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      5.11 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns, except that Section 3.6 is intended to be for the benefit of the parties referred to therein, and may be enforced by such parties. The Purchaser shall have the right (a) to assign to Parent or any direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of the Purchaser under this Agreement, including, without limitation, the right to substitute in its place such a subsidiary as one of the constituent corporations in the Merger (such subsidiary assuming all of the obligations of the Purchaser in connection with the Merger) and may require subsidiaries of the Company to merge with subsidiaries of the Purchaser (or its assignees) in connection with the Merger and (b) to restructure the transaction to provide for the merger of the Company with and into the Purchaser or such other entity as provided above; provided, however, that the Company shall not be deemed to have breached any of its representations and warranties herein by reason of the Purchaser exercising its rights hereunder, and by exercising such rights Parent will be deemed to have waived the receipt of any additional consents of third parties required by virtue thereof. If the Purchaser exercises its right to so restructure the transaction, the Company shall promptly enter into appropriate agreements to reflect such restructuring.

      5.12 Fees and Expenses.

              (a) Except as provided below in this Section 5.12, all fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

              (b) The Company shall pay, or cause to be paid, in the same day funds to Parent the sum of (x) Parent's Expenses (as defined below) and (y) $7,500,000 (the "Termination Fee") upon demand if (i) the Company terminates this Agreement pursuant to Section 5.1(g) or (ii) the Purchaser terminates this Agreement pursuant to Section 5.1(b), 5.1(d) or 5.1(f) at any time after a proposal for an Acquisition Transaction has been made and within one year after such a termination, the Person that made the proposal for an Acquisition Transaction (or an affiliate thereof) completes a merger, consolidation or other business combination with the Company or a subsidiary of the Company, or the purchase from the Company or from a subsidiary of the Company of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis; provided that the Company will not have any obligations under this Section 5.12(b) if the Purchaser terminates this Agreement pursuant to Section 5.1(d)(ii) as a result of the failure of a condition to be satisfied unless the reason for the failure of such condition to be satisfied is reasonably related to the making of such proposal for an Acquisition Transaction by the Person that ultimately consummated a transaction with the Company. "Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement (including fees and expenses of one counsel representing the financial institutions providing the Bank Commitments), but expressly excluding
(i) all fees and expenses of commercial banks, investment banking firms, and other potential financing sources for Parent and the Purchaser (including, without limitation, the fees and expenses of the counsel (except as provided above), accountants and other experts of all such potential financing sources) and (ii) investment banking, structuring, management and similar fees of Parent, the Purchaser and any of their affiliates.

      5.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

              IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.


                                    TELEX COMMUNICATIONS GROUP, INC.


                                    By:   ____________________________
                                          Name:
                                          Title:



                                    GREENWICH II LLC


                                    By:   ____________________________
                                          Name:
                                          Title:



                              GST ACQUISITION CORP.


                                    By:   ____________________________
                                          Name:
                                          Title

                                                                     Exhibit A



                     FORM OF CERTIFICATE OF INCORPORATION

                                    Exh. A-1

                                                                     Exhibit B



                     FORM OF AMENDED AND RESTATED BY-LAWS

                                    Exh. B-1

                                                                     Exhibit C



                      ROLLOVER SHARES AND ROLLOVER OPTIONS

                                    Exh. C-1

                                                 Exhibit C to Recapitalization
                                                  Agreement and Plan of Merger



                      ROLLOVER SHARES AND ROLLOVER OPTIONS


=====================================================================================
                             ROLLOVER SHARE         NUMBER OF          NUMBER OF
          NAME              CERTIFICATE NO.     ROLLOVER SHARES    ROLLOVER OPTIONS
-------------------------------------------------------------------------------------
John Hale                    C-567, C-568,              15,121              5,341
                              C-595, C-634
-------------------------------------------------------------------------------------
Dan M. Dantzler                  C-130                   2,342                895
-------------------------------------------------------------------------------------
John A. Palleschi                C-610                   3,033              1,234
-------------------------------------------------------------------------------------
Joseph P. Winebarger             C-644                   2,888                757
-------------------------------------------------------------------------------------
Kathleen A. Curran               C-657                     333                383
-------------------------------------------------------------------------------------
Glen E. Cavanaugh                C-613                   1,333              1,535
-------------------------------------------------------------------------------------
John T. Hislop                   C-654                   1,085              2,915
-------------------------------------------------------------------------------------
Daniel G. Wright            C-566 and C-604                750              1,939
=====================================================================================

                                    Exh. C-2

                                                                     Exhibit D



                         FORM OF STOCKHOLDERS AGREEMENT



      Employees party to Stockholders Agreement

      John L. Hale
      John A. Palleschi
      John T. Hislop
      Dan M. Dantzler
      Joseph P. Winebarger
      Glen E. Cavanaugh
      Daniel G. Wright
      Kathleen A. Curran

                                    Exh. D-1

                                                                     Exhibit E



                       CHANGE OF CONTROL -- "TERM SHEET"

                                    Exh. E-1